Exhibit 21.1

Subsidiaries of Middleburg Financial Corporation

Name of Subsidiary                                                                           State of Organization

ICBI Capital Trust I

Delaware

MFC Capital Trust II

Delaware

Middleburg Bank

Virginia

- Middleburg Bank Service Corporation

Virginia

Middleburg Investment Group, Inc.

Virginia

- Middleburg Trust Company

Virginia

- Middleburg Investment Advisors, Inc.

Virginia